October 2, 2000

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Dear Sirs:

We have read the statements made by
John D. Hughes, Treasurer of The Putnam
Funds (copy attached), which we
understand has been filed in response
to Sub-Item 77k or 102j of Form N-SAR
and agree with the statements
concerning our firm contained therein.

Very truly yours,



/s/ PricewaterhouseCoopers LLP